EXHIBIT 99

FOR RELEASE 4:00 p.m. October 26, 2006

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS

20% INCREASE IN EARNINGS

ROANOKE, VIRGINIA. October 26, 2006 — Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results.

For the nine months ended September 30, 2006, Valley Financial reported net income of $2,726,000 compared with $2,270,000 for the same nine months of 2005, a 20% increase. Diluted earnings per share were up 21% from $0.53 in 2005 to $0.64 in 2006. The Company’s return on average total assets was 0.70% for the nine-month period and its return on average shareholders’ equity was 11.11%, compared with 0.74% and 10.31%, respectively, reported for the same period in 2005.

Total assets increased $93.8 Million, or 20%, over comparative 2005 to $556.3 Million. Total loans, the largest component of the Company’s assets, grew $82.9 Million, or 22% over comparative 2005 to $462.1 Million. Total deposits also experienced strong growth as the balance at September 30, 2006 increased $66.9 Million, or 19%, over comparative 2005 to $417.0 Million. Total shareholders’ equity as of September 30, 2006 was $33.7 Million compared to $30.1 Million at September 30, 2005.

For the three months ended September 30, 2006, Valley Financial reported net income of $986,000 compared with $878,000 for the same three months of 2005, a 12% increase. Diluted earnings per share were $0.23 in 2006 compared to $0.21 in 2005, an increase of 10%. Valley Financial’s third quarter net income produced annualized returns on average assets and average shareholders’ equity of 0.72% and 11.61%, respectively, compared to prior year returns of 0.79% and 11.59%.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “We are very pleased to report such strong results for the quarter and year to date, particularly in light of the continued pressure on banks’ net interest margins from the flat yield curve and the intense competition for deposits causing our funding costs to rise faster than asset yields. The net interest margin for the third quarter of 2006 was 3.09%, down 15 basis points sequentially from the second quarter of 2006, and down 34 basis points compared to the 3.43% for the third quarter of 2005. The continued loan growth in excess of 20% on an annualized basis has been the driving force that has resulted in a 20% increase in net interest income for the nine months ended September 30, 2006 over the comparable nine months of 2005. Additionally, non-interest income for the nine month period of 2006 was $1,664,000, a 40% increase over the $1,191,000 for the comparable nine month period of 2005. Increased revenues from Valley Wealth Management Services, Inc., mortgage origination activities and services charges on deposit products have all contributed to this substantial increase.”

The Company’s credit quality ratios as of September 30, 2006 continue to show improvement. The non-performing asset ratio declined from 1.46% at June 30, 2006 to 1.36% at September 30, 2006. Gutshall added “We continue to believe that resolutions of several problem credits may occur during the 4th quarter of 2006. Although we presently believe any potential loss exposure has been fully reserved and the remaining balance is secured by customer assets pledged as collateral, it is obviously a situation that can change which we are constantly monitoring. Our overall performance for 2006 is largely dependent upon the resolution of these credits and our ability to contain funding costs.”

Gutshall further stated, “We introduced a new money market product earlier this year that has an interest rate tied directly to the Wall Street Journal Prime Rate and this product has experienced a strong reception by both individuals and businesses in our market place. As of September 30, 2006, this new product offering had amassed $52.2 Million in deposit balances and represents a deposit category with a cost that is nearly 100 basis points less than current offering rates for certificates of deposit and wholesale funding sources.”

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc., at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	September 30 2006	December 31 2005	September 30 2005
Total assets	$556,339	$498,949	$462,512
Total loans	462,140	414,377	379,240
Investments	66,836	57,989	59,622
Deposits	416,965	365,316	350,016
Borrowed funds	100,923	99,170	80,109
Stockholders’ equity	33,666	30,715	30,050
Non-performing assets to total assets	1.36%	0.72%	0.15%
Loans past due more than 90 days to total loans	0.06%	0.10%	0.16%
Allowance for loan losses to total loans	1.13%	1.00%	1.06%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$8.24	$7.64	$7.44

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2006	2005	2006	2005
Interest income	$9,109	$6,435	$25,376	$17,208
Interest expense	5,140	2,912	13,679	7,478
Net interest income	3,969	3,523	11,697	9,730
Provision for loan losses	387	455	1,093	1,180
Net interest income after provision for loan losses	3,582	3,068	10,604	8,550
Noninterest income	682	419	1,664	1,191
Noninterest expense	2,886	2,257	8,459	6,619
Net income before taxes	1,378	1,230	3,809	3,122
Provision for income taxes	392	352	1,083	852
Net income	986	878	2,726	2,270
Basic net income per share	$0.24	$0.22	$0.67	$0.56
Diluted net income per share	$0.23	$0.21	$0.64	$0.53
Return on average total assets	0.72%	0.79%	0.70%	0.74%
Return on average total equity	11.61%	11.59%	11.11%	10.31%
Yield on earning assets (TEY)	7.03%	6.20%	6.87%	5.95%
Cost of funds	4.01%	2.83%	3.74%	2.62%
Net interest margin (TEY)	3.09%	3.43%	3.20%	3.40%
Overhead efficiency ratio	60.29%	57.05%	61.45%	59.20%
Net charge-offs/average loans	0.00%	0.05%	0.00%	0.05%